Press Release                             405 Lancaster Avenue
                                   Greer, South Carolina 29650
                                                (864) 879-1000


Contact:Fred T. Grant, Jr.               For Immediate Release
        Senior Vice President - Finance          March 1, 2005


  RYAN'S REPORTS ADJUSTED FOURTH QUARTER AND FISCAL YEAR 2004
                            RESULTS
           _________________________________________
  GREER,  SOUTH  CAROLINA  - - Ryan's  Restaurant  Group,  Inc.

(NASDAQ:RYAN) today announced that its fourth quarter 2004  and fiscal  year 2004 financial results, as previously reported  in its  January  26,  2005 press release, have  been  adjusted  to

reflect  additional  income  tax expense  of  $1,063,000.   The

change  in  2004  income  tax  expense  resulted  from  certain judicial  and  administrative rulings that  adversely  affected

Ryan's  current  and  past  state  tax  positions.   The   full

implications  of these rulings became more apparent  after  the

Company's  January  26th press release and,  based  on  further review  of  the Company's liability positions at  December  29,

2004, management concluded that the increase in 2004 income tax

expense  was  appropriate.   The higher  tax  expense  will  be

reported  in  Ryan's  2004 results of operations  in  its  2004

Annual  Report on Form 10-K, which is currently anticipated  to be filed with the Securities and Exchange Commission on Friday,

March 4, 2005.

  A  schedule of the impact of the income tax adjustment on the

Company's results of operations for the quarter and fiscal year ended  December 29, 2004 follows (all amounts are in thousands,

except earnings per share):

                                    Quarter Ended  Year Ended
                                     December 29,  December 29,
                                       2004           2004
Net earnings, as previously reported $  9,233         47,989
Additional income tax expense           1,063          1,063
 Net earnings, as adjusted           $  8,170         46,926

Net earnings per common share (basic):
 As previously reported              $    .22           1.15
 As adjusted                              .20           1.12

Net earnings per common share (diluted):
 As previously reported              $    .22           1.11
 As adjusted                              .19           1.09


  The  impact  of the adjustment on the Company's  consolidated balance sheet at December 29, 2004 follows (all amounts are  in thousands):

                                                  December 29,
                                                      2004
As previously reported:
 Total assets                                       $684,330
 Total liabilities                                   287,661
 Total shareholders' equity                          396,669

As adjusted:
 Total assets                                        684,346
 Total liabilities                                   288,740
 Total shareholders' equity                          395,606

  Certain  matters discussed in this press release are forward-

looking statements within the meaning of the federal securities laws and are subject to uncertainties and risks, including, but not limited to, general economic conditions, including consumer confidence  levels;  competition;  developments  affecting  the public's  perception of buffet-style restaurants;  real  estate availability;  food  and labor supply  costs;  food  and  labor availability; weather fluctuations; interest rate fluctuations;

stock market conditions; political environment (including  acts of  terrorism  and wars); legislative decisions  involving  tax issues  by  both federal and state governments; and other  such risks  described  from  time to time in the  Company's  reports filed with the Securities and Exchange Commission.